Exhibit 99.1

For Further Information Contact:
Paul G. Henning Cameron Associates 212-554-5462 phenning@cameronassoc.com

CELSION Announces the Departure of Chief Financial Officer

Columbia, MD – September 25, 2007: CELSION CORPORATION (AMEX: CLN) today announced the departure of Anthony P. Deasey, its Chief Financial Officer, effective September 28, 2007. Paul Susie, the company’s controller, will assume the position of interim Chief Accounting Officer and the responsibilities of the company’s financial officer.

“With the completion of our restructuring, Tony’s responsibilities have been substantially reduced and as a result we have agreed that he will pursue other interests. Celsion owes a great deal to Tony for his seven years of service. Most recently, he has helped our company make the transition to an enterprise focused on and dedicated to the development and commercialization of oncology drugs,” commented Michael H. Tardugno, Celsion’s President and CEO. “His contributions have been significant, we wish him well in his future endeavors.”

“Our new focus requires that we continue to build an organization with the clinical and scientific competencies to execute our strategy, while prudently managing our cost structure,” Mr. Tardugno added. “Both are critical elements of our mission to deliver high quality results and to build shareholder value.”

About Celsion:

Celsion is dedicated to the development and commercialization of oncology drugs including tumor-targeting treatments using focused heat energy in combination with heat activated drug delivery systems. Celsion has research, license or commercialization agreements with leading institutions such as the National Institutes of Health, Duke University Medical Center, University of Hong Kong, Cleveland Clinic, North Shore Long Island Jewish Health System. Additional information about Celsion Corporation can be found on the Celsion web site at www.celsion.com.

Celsion wishes to inform readers that forward-looking statements in this release are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, unforeseen changes in the course of research and development activities and in clinical trials by others; possible acquisitions of other technologies, assets or businesses; possible actions by customers, suppliers, competitors, regulatory authorities; and other risks detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission.